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                                                                   Exhibit 99

                                                                       [LOGO]

                DISCOVERY ZONE CLOSES LEAPS & BOUNDS MERGER;
                  BLOCKBUSTER COMPLETES DZ EQUITY PURCHASE

     CHICAGO, Sept. 6 /PRNewswire/ -- Discovery Zone, Inc. (Nasdaq: ZONE) today announced that it has completed the acquisition of Leaps & Bounds, Inc. from McDonald's Corporation (NYSE: MCD), and the acquisition of all of the Discovery Zone FunCenters and territories formerly owned by Blockbuster Entertainment Corporation (NYSE: BV). Discovery Zone also announced that Blockbuster has consummated its acquisition of an approximately 50 percent equity interest in Discovery Zone, Inc.
     Discovery Zone acquired the 49 Leaps & Bounds children's indoor entertainment and fitness facilities by issuing 5,500,000 shares of its common stock to McDonald's. Discovery Zone acquired the 60 Blockbuster-franchised FunCenters (59 in the U.S. and one in Canada), and its franchised territories, through the issuance of approximately 4,625,000 shares of its common stock to Blockbuster.
     Blockbuster increased its ownership of Discovery Zone stock from 20 percent to approximately 50 percent, acquiring most of its additional shares of Discovery Zone from the former partners of DKB Investments, L.P., which had been the Company's largest stockholder.
     Donald F. Flynn, Discovery Zone Chairman and CEO, said, "It was just a couple of years ago (July, 1992) that we set out to become the world's playground by building and seizing leadership in the children's entertainment and fitness market. Now, with the completion of our merger with Leaps & Bounds, McDonald's involvement, and the strong ties we have to our partner at Blockbuster, we're ready to charge ahead.
     "We have room to grow here in the U.S. -- we're doing well in the U.K. and Canada -- we will open our first FunCenter in Mexico this fall -- and we recently announced ventures to open Discovery Zone FunCenters in France and Spain. Also this fall, we'll welcome our 25-millionth Discovery
Zone guest, and our focus is just where it belongs -- on delivering the highest quality, most fun experience possible to our guests around the world."

   - 0 -       9/6/94
     /CONTACT: Robert D. Mitchum, Senior Vice President and Chief Financial Officer, of Discovery Zone, Inc., 312-616-3800, or Gregory K. Fairbanks, Senior Vice President and Chief Financial Officer, of Blockbuster
Entertainment Corporation, 305-832-3000/
     (ZONE MCD BV)